EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
To the Board of Directors of HSBC Finance Corporation:
We consent to the incorporation of our report dated March 6, 2006, included in this Annual Report on Form 10-K of HSBC Finance Corporation (the Company) as of December 31, 2005 (successor basis) and December 31, 2004 (successor basis) and for each of the years in the two-year period ended December 31, 2005 (successor basis), and for the period January 1, 2003 through March 28, 2003 (predecessor basis) and March 29, 2003 through December 31, 2003 (successor basis), into the Company’s previously filed Registration Statements No. 2-86383, No. 33-21343, No. 33-45454, No. 33-45455, No. 33-52211, No. 33-58727, No. 333-00397, No. 33-44066, No. 333-03673, No. 333-39639, No. 333-58287, No. 333-58289, No. 333-58291, No. 333-47073, No. 333-36589, No. 333-30600, No. 333-50000, No. 333-70794, No. 333-71198, No. 333-83474 and No. 333-99107 on Form S-8 and Registration Statements No. 333-70744, No. 333-60510, No. 333-01025, No. 333-47945, No. 333-59453, No. 333-82119, No. 333-45740, No. 333-56152, No. 333-73746, No. 333-75328, No. 333-85886, No. 333-33240, No. 333-61964, No. 333-111413, No. 333-53862, No. 333-33052, No. 333-72453, No. 333-60543, No. 333-64175, No. 333-120494, No. 333-120495, No. 333-120496 and No. 333-100737 on Form S-3.
Our report dated March 6, 2006 contains an explanatory paragraph that states effective March 28, 2003, HSBC Holdings plc acquired all of the outstanding stock of Household International, Inc. (now HSBC Finance Corporation) in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.
/s/ KPMG LLP
Chicago, Illinois
March 6, 2006